Amended Schedule A

to Amended and Restated Administrative and Transfer Agency Services Agreement

between

Diamond Hill Funds

and

Diamond Hill Capital Management, Inc.

Originally dated

November 17, 2011

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Financial Long Short Fund

Diamond Hill Strategic Income Fund

Diamond Hill Research Opportunities Fund

Diamond Hill Mid Cap Fund

The effective date of this Amended Schedule A is November 21, 2013.

Diamond Hill Funds		Diamond Hill Capital Management, Inc.

By:	/s/ James F. Laird	By:	R.H. Dillon
	James F. Laird		R.H. Dillon
	President		President